Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

January 4, 2017

Cousins Properties Incorporated

191 Peachtree Street NE, Suite 500

Atlanta, Georgia 30303

Ladies and Gentlemen:

We have acted as counsel for Cousins Properties Incorporated, a Georgia corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.  The Registration Statement relates to the registration of 38,571,336 shares (the “Shares”) of the Company’s Common Stock, par value $1.00 per share, by the selling stockholders named in the Registration Statement.

In such capacity, we have examined, and have relied as to matters of fact upon, original, certified, conformed or photographic copies of such corporate records of the Company, such other agreements and instruments, such certificates of public officials, officers of the Company and other persons, and such other documents, records, agreements and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures on all documents submitted to us as originals and the conformity to original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to certificates of public officials, we have assumed the same to be accurate and to have been given properly.  As to matters of fact material to this opinion, we have relied, without independent verification, upon statements and representations of representatives of the Company and public officials.

The opinions expressed herein are limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the other limitations and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus that is included in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP